Exhibit 3.1

Amendment No. 3

to

Amended and Restated Bylaws

of

Rambus Inc.

(effective November 13, 2007)

Pursuant to Section 109 of the Delaware General Corporation Law, Article IX of the Amended and Restated Certificate of Incorporation of Rambus Inc. (the “Company”) and Article IX of the Amended and Restated Bylaws of the Company (the “Bylaws”), the Bylaws shall be amended as follows:

The third sentence of Article VIII, Section 8.3 of the Bylaws is hereby amended and restated to read as follows in its entirety:

Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by, the chairman or vice-chairman of the board of directors, or the president or vice-president, and by the chief financial officer, or the treasurer or an assistant treasurer, or the secretary or an assistant secretary of such corporation representing the number of shares registered in certificate form.

Article VIII, Section 8.10 of the Bylaws is hereby amended and restated to read as follows in its entirety:

Stock of the corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of stock shall be made on the books of the corporation only by the record holder of such stock or by his or her attorney lawfully constituted in writing and, if such stock is certificated, upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.